Exhibit 99.1


       P.D.C. INNOVATIVE INDUSTRIES, INC. ANNOUNCES SIGNING OF LETTER OF
                                INTENT TO MERGE

         CORAL SPRINGS, FLORIDA -- JULY 29, 2003 - P.D. C. Innovative Industries, Inc. ("PDC" or the "Company") (OTCBB: PDCI) announced today that it has entered into a non-binding letter of intent ("Letter of Intent") with Ragin' Ribs International, Inc. ("RRI"), a private food service franchising company based in Tampa, Florida to effect a merger or other business combination (collectively the "Merger") with such company.

         The Letter of Intent provides, among other things, for the Company, prior to or concurrent with the consummation of the Merger, to effect a reverse split of its common stock of 1:20, to increase the authorized number of shares of common stock from 125,000,000 to 250,000,000, and to authorize 25,000,000 shares of preferred stock. The Letter of Intent also provides, among other things, for the purchase of our President's approximately 45,000,000 shares (2,250,000 shares post-split) for $110,000 payable in the form of a non-interest bearing promissory note payable over two years, with such shares to be held in escrow pending the full payment for such shares, for certain indemnification provisions applicable to the Company's current management, and the resignation of the Company's current management at closing, which will be on a mutually agreed upon date.

         Post Merger, it is anticipated that the Company's current shareholders will own approximately 3,750,000 shares (not including the 2,250,000 shares subject to the above-described escrow provision) and RRI shareholders will own approximately 44,000,000 shares of the surviving entity.

         In addition to the foregoing, the Letter of Intent provides for a 30 day due diligence period by RRI and the Company and the execution of definitive agreements and related documents satisfactory to both parties. No assurances are given that a transaction will be consummated.

         This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance. Such statements are subject to risks and uncertainties and other factors as may be discussed from time to time in the Company's public filings with the U.S. Securities and Exchange Commission ("Commission"), press releases and verbal statements that may be made by our officers, directors or employees acting on our behalf which could cause actual results to differ materially from those discussed in the forward looking statements and from historical results of operations. In addition to statements which explicitly describe such risks and uncertainties, statements with the terms "believes," "belief," "expects," "plans," "anticipates" and similar statements should be considered uncertain and forward-looking.

         Factors that might cause such a difference include, without limitation: uncertainty of the Company's continued operations and of its ability to meet capital needs in the event the transaction discussed above is not consummated; going concern considerations, and as further set forth in our public filings filed with the Commission and our press releases.


CONTACT:

P.D.C. Innovative Industries, Inc., Coral Springs
Michael Hiler, 954/341-0092 (Broward)